Exhibit 5.1

February 20, 2018

Prudential Financial, Inc.

751 Broad Street

Newark, NJ 07102

Re:	3.905% Senior Notes due 2047; 3.935% Senior Notes due 2049

Ladies and Gentlemen:

Reference is hereby made to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Prudential Financial, Inc., a New Jersey corporation (the “Company”), with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) $895,778,000 aggregate principal amount of the Company’s 3.905% Senior Notes due 2047 (the “New 2047 Notes”), which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 3.905% Senior Notes due 2047 (the “Old 2047 Notes”), and (ii) $1,039,497,000 aggregate principal amount of the Company’s 3.935% Senior Notes due 2049 (the “New 2049 Notes” and, together with the New 2047 Notes, the “New Notes”), which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 3.935% Senior Notes due 2049 (the “Old 2049 Notes” and, together with the Old 2047 Notes, the “Old Notes”). The Old Notes were, and the New Notes will be, issued under an Indenture, dated as of December 7, 2017, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

I, as Vice President and Corporate Counsel for the Company, have examined or caused to be examined under my direction the Registration Statement, the Indenture (including the forms of the New Notes) and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Indenture and the issuance of the Old Notes and the New Notes by the Company. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to or obtained by me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to or obtained by me for examination. As to facts relevant to the opinions expressed herein, I have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Prudential Financial, Inc.

February 20, 2018

Based on and subject to the foregoing and the other assumptions, limitations and qualifications set forth herein, I am of the opinion that each series of New Notes will be validly issued and binding obligations of the Company when:

(i)    the Registration Statement, as finally amended (if applicable), shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and

(ii)    such series of New Notes shall have been duly executed by authorized officers of the Company and authenticated by the Trustee, all in accordance with the Indenture, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Old Notes of such series in the manner described in the Registration Statement and the prospectus forming a part thereof.

My opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. My opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

For the purposes of this opinion letter, I have assumed that, at the time of the issuance and delivery of the New Notes:

(1)    the performance by the Company of the Indenture and the issuance, delivery and performance by the Company of the New Notes will not (A) contravene or violate the organizational documents of the Company, (B) violate any law, rule or regulation applicable to the Company, (C) result in a default under or breach of any agreement or instrument binding upon the Company or any order, judgment or decree of any court or governmental authority applicable to the Company or (D) require any authorization, approval or other action by, or notice to or filing with, any court or governmental authority (other than such authorizations, approvals, actions, notices or filings which shall have been obtained or made, as the case may be, and which shall be in full force and effect); and

(2)    there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Indenture or the New Notes.

Prudential Financial, Inc.

February 20, 2018

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), I have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and is and at all relevant times was and will be validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and has and at all relevant times had and will have full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument is and at all relevant times was and will be a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided that I make no such assumption in clause (i), (ii) or (iii) insofar as such assumption relates to the Company.

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York). I express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ John M. Cafiero
John M. Cafiero